UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):             December 19, 2005

MRS. FIELDS FAMOUS BRANDS, LLC

(Exact name of registrant as specified in charter)

DELAWARE	333-115046	80-0096938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121-1050

801-736-5600

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 19, 2005, Mrs. Fields Franchising, LLC (“MFF”), a wholly-owned subsidiary of the registrant, Mrs. Fields Famous Brands, LLC, entered into an Option Agreement and Amendment to License Agreement (the “Option”) with Maxfield Candy Company (“Maxfield”).  Maxfield is one of our licensees, producing and selling Mrs. Fields branded premium candy products in certain distribution channels under a Trademark License Agreement dated January 3, 2000 (the “License”).  The Option grants MFF an option to repurchase the License, excercisable during a period from the second to the fifth anniversary of the Option date.  The Option purchase price is $1 million, one-half of which was paid by MFF when the Option was signed by the parties, and one-half of which will be paid to Maxfield on the first anniversary of that date.  The repurchase price for the License is due only if MFF exercises the Option and ranges from $4.5 million to $7.0 million, depending on when the Option is exercised.  One-half of the Option purchase price will be credited to the License repurchase price in a manner described in the Option if MFF exercises the Option.  The parties agreed to certain modifications of the License as part of the Option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MRS. FIELDS FAMOUS BRANDS, LLC

/s/ Michael Ward
Michael Ward
Executive Vice President and General Counsel

Date: December 23, 2005